Exhibit 23.10
Consent of Independent Registered Public Accounting Firms
     We consent to the reference to our firms under the caption “Experts” in the Registration Statement on Forms F-4 and S-4 of Compagnie Générale de Géophysique—Veritas pertaining to the offer to exchange $350,000,000 9 1/2 Initial Senior Notes due 2016 and to the incorporation by reference therein of our reports dated April 10, 2009, with respect to the consolidated financial statements of Compagnie Générale de Géophysique—Veritas for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 of Compagnie Générale de Géophysique—Veritas included in its Annual Report (Form 20-F) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Neuilly-sur-Seine and Courbevoie, France
September 21, 2009

ERNST & YOUNG & AUTRES	MAZARS
/s/ Nicolas Pfeuty Nicolas Pfeuty	/s/ Olivier Thireau Olivier Thireau